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                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Registration Statement of Keynote Series Account on Form N-4 of our reports dated February 26, 2004, relating to the financial statements and financial highlights of Keynote Series Account and Diversified Investors Portfolios, which appear in the 2003 Annual Report of Pension Investment Options - Keynote Series Account. We also consent to the inclusion of our report dated February 4, 2004 relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries. We also consent to the references to us under the captions "Experts" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 23, 2004